EXHIBIT 99.1

SOBR Safe Completes Asset Acquisition, Launches New Brand Name and Website

Formerly TransBiotec, Inc., Transaction Effectively Launches New Public Company

Boulder, CO, June 8, 2020 – SOBR® Safe, Inc. (IMLED) (“SOBR Safe” or the “Company”), developers of SOBR®Check, a patented non-invasive alcohol detection system, announced today that it has closed on the acquisition of certain technology assets from IDTEC LLC, a Colorado limited liability company (“IDTEC”), and its parent company First Capital Ventures, LLC (“First Capital”). Contemporaneous with the closing of the transaction (the “Transaction”), the Company changed its name from TransBiotec, Inc. to SOBR Safe, Inc. (www.SOBRSafe.com) and began trading under the temporary ticker symbol “IMLED”. The Company has been assigned a new ticker symbol (SOBR) and its common stock will trade under the new ticker symbol in approximately 20 trading days.

In advance of closing the Transaction, IDTEC, its parent company First Capital, and other affiliated entities invested a total of $2,500,000 in the development and testing of the preventative, touch-based alcohol detection technology, SOBR®Check. SOBR®Check is entering its pilot testing phase, and management expects to have a commercially viable product in First Quarter 2021.

Learn more about SOBR Safe and SOBR®Check at www.SOBRSafe.com.

“This is truly a watershed moment for everyone with an interest in TransBiotec, IDTEC and SOBR Safe, and even more for the global audience seeking to keep our roadways and workplaces safe and alcohol-free,” stated Gary Graham, First Capital Executive Managing Partner and SOBR Safe Board member. “We believe in this stellar management team’s mission to increase productivity and save lives. As a public company, SOBR Safe has the forum and foundation to gain maximum awareness for both SOBR®Check and other safety-critical detection technologies to come.”

SOBR Safe Chairman and Chief Revenue Officer Dave Gandini stated “I have spent more than 30 years in executive and new venture leadership, and I believe that we have put together a first rate management and business development team that has the skill set to succeed with the SOBR Check products. We are working with global employers to gather invaluable performance data, and we believe that as an organization we are well-positioned to make a material and lasting impact on the safety of our communities – in America and beyond.”

In connection with the closing of the Transaction, the Company effected a 1-for-33.26 reverse stock split of its common stock.

About SOBR® Safe, Inc. (www.sobrsafe.com)

SOBR® Safe, Inc. has developed and patented a non-invasive alcohol sensing system - SOBR®Check. SOBR®Check is a potentially disruptive solution in alcohol consumption detection - a touch-based technology with anticipated applications in school buses, commercial trucking fleets, facility access control and more. Across industries, the headlines are consistent: alcohol is a clear and present danger - impaired operation destroys lives, families and companies alike. SOBR Safe’s mission is to eliminate the destructive impact of alcohol on our roadways and workplaces…with just the touch of a finger.

Investor Relations:
investor.relations@sobrsafe.com

Forward Looking Statement

SOBR Safe, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.'s filings with the Securities and Exchange Commission, including SOBR Safe, Inc.'s most recent Annual Report on Form 10-K.